     Exhibit 99.1

Lexaria Files New Patent Application for Enhanced Transdermal Delivery System

Kelowna, British Columbia – March 20, 2018 – Lexaria Bioscience Corp. (OTCQX: LXRP) (CSE: LXX) (the “Company” or “Lexaria”), a drug delivery platform innovator, is pleased to announce it has filed a new patent application with the United States Patent and Trademark Office (“USPTO”) for use of DehydraTECHTM to improve the speed and quantity of absorption of active pharmaceutical ingredients (“API”) through the skin.

The patent application follows the recently announced successful laboratory evaluation of DehydraTECHTM in the transdermal delivery of cannabidiol (“CBD”) that showed as much as a 225% increase in CBD permeability compared to control formulations tested with leading commercial penetration enhancers; and almost a 1,900% increase in CBD permeability compared to a control formulation that was devoid of both the DehydraTECHTM technology or any commercial penetration enhancers. The original research protocols were overseen by Lexaria President John Docherty and represent a unique, new and improved method of transdermal delivery for cannabinoids and potentially many other active ingredients.

In the patent application, Lexaria has applied for patent protection for the delivery of all of the active ingredient classes already identified in its other issued and pending patent applications including cannabinoids, terpenes and terpenoids, NSAIDs, vitamins, nicotine and phosphodiesterase inhibitors, as well as a broad range of additional active ingredients commonly found in topical products today that may benefit from enhanced skin permeability performance in concert with the DehydraTECHTM technology.

The Company believes that its DehydraTECHTM technology could drive significant innovation and improvement for the delivery of active ingredients through topical products, transdermal patches, cosmetics and many other skin-oriented consumer product formats. Lexaria will initiate third-party licensing discussions for this new transdermal application of DehyrdaTECHTM as soon as possible.

Lexaria’s patented DehydraTECH™ technology is focused on improved delivery methodologies of many commonly used API substances. As such, it provides an additional layer of effectiveness that is designed to harmonize with the intellectual property of third parties. Both patented and generic API substances can utilize Lexaria’s patented technology. Lexaria’s long term strategy is to partner with the world’s leading firms as they deliver best-of-class products to their existing large consumer groups.

About Lexaria
Lexaria Bioscience Corp. has developed and out-licenses its disruptive delivery technology that promotes healthier ingestion methods, lower overall dosing and higher effectiveness of lipophilic active molecules. Lexaria has multiple patents pending in over 40 countries around the world and has patents granted in the USA and in Australia for utilization of its DehydraTECHTM delivery technology. Lexaria’s technology provides increases in intestinal absorption rates; more rapid delivery to the bloodstream; and important taste-masking benefits, for orally administered bioactive molecules including cannabinoids, vitamins, non-steroidal anti-inflammatory drugs (NSAIDs), nicotine and other molecules. www.lexariabioscience.com

For regular updates, connect with Lexaria on Twitter (https://twitter.com/lexariacorp)
 and on Facebook http://tinyurl.com/y8vzcaam

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Bioscience Corp.
Alex Blanchard, Communications Manager
(778) 796-1897
Or
NetworkNewsWire (NNW)
www.NetworkNewsWire.com

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that any additional patent protection will be realized or that patent achievements will deliver material results. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, scientific discovery, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance the Company will be capable of developing, marketing, licensing, or selling edible products containing cannabinoids or any other active ingredient. There is no assurance that any planned corporate activity, scientific research or study, business venture, technology licensing pursuit, patent application or allowance, consumer study, or any initiative will be pursued, or if pursued, will be successful. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patented and patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). Lexaria-associated products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.